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Exhibit 99.1


** NEWS RELEASE **                           Contact:

                                             Hot Topic, Inc.
                                             Mr. Jim McGinty, CFO
                                             (626) 839-4681 x2675
                                             jmcginty@hottopic.com

           HOT TOPIC, INC. REPORTS 8.7% JULY 2003 COMP SALES INCREASE

                    SECOND QUARTER COMP SALES INCREASED 5.2%

         CITY of INDUSTRY, CA, August 6, 2003 -- Hot Topic, Inc. (Nasdaq National Market: HOTT), a mall-based specialty retailer of music-licensed and music-influenced apparel, accessories and gift items for teens, announced net sales for fiscal July 2003 (four weeks ended August 2, 2003) increased 28% to $42.1 million from net sales of $32.8 million for fiscal July 2002. Same store sales for the four weeks ended August 2, 2003 increased by 8.7% compared to the corresponding four weeks last year. Last year, July same store sales decreased by 2.2% compared with fiscal July 2001. Seven new Hot Topic stores were opened in July 2003.

         Net sales for the second quarter of fiscal 2003 (13 weeks ended August 2, 2003), were $115.7 million, an increase of 25% over sales of $92.5 million for the same period of fiscal 2002. For the second quarter of 2003 same store sales increased 5.2% compared to the same 13 weeks of fiscal 2002. Last year, same store sales for the second quarter of fiscal 2002 increased 0.6% compared with the corresponding period in fiscal 2001. Twenty-three new Hot Topic and six new Torrid stores were opened during the second quarter of fiscal 2003.

         Net sales for the first 26 weeks of fiscal 2003, ended August 2, 2003, were $216.4 million, an increase of 26% over sales of $172.4 million for the same period of fiscal 2002. Same store sales increased 4.0% for the first 26 weeks of fiscal 2003 compared to the corresponding period in fiscal 2002. Same store sales for the first 26 weeks of fiscal 2002 increased by 0.1% compared with the corresponding period in fiscal 2001.

         Betsy McLaughlin, President and Chief Executive Officer, said, "Sales throughout July exceeded our plan, with positive comps in each of the four major product classifications. We are very pleased with early back-to-school indications and believe we are well positioned going into the key August selling period."

         "As a result of the July sales performance, we expect to report fiscal second quarter earnings of approximately $0.17 per diluted share, up from our guidance at the beginning of the quarter of $0.16 per diluted share", added McLaughlin.


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         For more detailed information on July sales results, please call (626)
771-0006 to listen to a recorded commentary.

         Hot Topic, Inc. is a national mall-based specialty retailer of music-licensed and music-influenced apparel, accessories and gift items for young men and women principally between the ages of 12 and 22. Torrid, the Company's second concept, is a mall-based specialty retailer of plus-size fashion-forward apparel and accessories that targets young women principally between the ages of 15 and 29. The Company currently operates 457 Hot Topic stores in 49 states and Puerto Rico, 40 Torrid stores and Internet stores www.hottopic.com and www.torrid.com.

         Except for the historical information contained herein, this news release contains forward-looking statements, including statements relating to financial results, projections and other financial performance, and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the Company's new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic as well as other risks detailed from time to time in the Company's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended May 3, 2003 and its Annual Report on Form 10-K for the year ended February 1, 2003. The historical results achieved are not necessarily indicative of the future prospects of the Company.